UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
DATE OF REPORT (Date of earliest event reported): September 8, 2020
CATERPILLAR FINANCIAL SERVICES CORPORATION
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware (STATE OR OTHER JURISDICTION OF INCORPORATION)	001-11241 (COMMISSION FILE NUMBER)	37-1105865 (IRS EMPLOYER IDENTIFICATION NUMBER)

2120 West End Avenue, Nashville, Tennessee 37203-0001 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)
Registrant’s telephone number, including area code: (615) 341-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Medium-Term Notes, Series H, 3.300% Notes Due 2024	CAT/24	New York Stock Exchange

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On September 3, 2020, Caterpillar Financial Services Corporation (“Cat Financial”) entered into a Credit Agreement (the “364-Day Facility”) among Cat Financial and Caterpillar Inc. (“Caterpillar”), Caterpillar International Finance Designated Activity Company (“CIF”) and Caterpillar Finance Kabushiki Kaisha (“CFKK” and, together with Cat Financial, Caterpillar, and CIF, the “Borrowers”), certain financial institutions named therein (the “Banks”), Citibank, N.A. (the “Agent”), Citibank Europe PLC, UK Branch (the “Local Currency Agent”) and MUFG Bank, Ltd. (the “Japan Local Currency Agent”), which provides an unsecured revolving credit facility to the Borrowers in an aggregate amount of up to $3.15 billion (the “364-Day Aggregate Commitment”) that expires on September 2, 2021. In addition, on September 3, 2020, Cat Financial, CIF, Local Currency Banks (as defined in the 364-Day Facility), the Agent and the Local Currency Agent, entered into a Local Currency Addendum that enables CIF to borrow in certain approved currencies including Pounds Sterling and Euros in an aggregate amount up to the equivalent of $100 million, and Cat Financial, CFKK, the Japan Local Currency Banks (as defined in the 364-Day Facility), the Agent and the Japan Local Currency Agent entered into a Japan Local Currency Addendum that enables CFKK to borrow Japanese Yen in an aggregate amount up to the equivalent of $100 million, as part of the 364-Day Aggregate Commitment. The 364-Day Facility replaces Cat Financial’s prior 364-Day Facility, which was entered into on September 5, 2019.

The 364-Day Facility is available for general corporate purposes. As of the date hereof, the Borrowers have not drawn on the 364-Day Facility.

The 364-Day Facility contains certain representations and warranties, covenants and events of default, including financial covenants. Under the 364-Day Facility, Caterpillar is required to maintain consolidated net worth not less than $9 billion at all times. Caterpillar’s consolidated net worth is defined as the consolidated stockholder’s equity including preferred stock but excluding the pension and other post-retirement benefits balance within Accumulated other comprehensive income (loss). Cat Financial is required to maintain an interest coverage ratio above 1.15 to 1, where the interest coverage ratio is defined as the ratio of (1) profit excluding income taxes, interest expense and net gain/(loss) from interest rate derivatives to (2) interest expense, calculated at the end of each calendar quarter for the rolling four quarter period then most recently ended. Cat Financial is also required to maintain a leverage ratio (consolidated debt to consolidated net worth) not greater than 10.0 to 1, calculated (1) on a monthly basis as the average of the leverage ratios determined on the last day of each of the six preceding calendar months and (2) on each December 31. Drawings under the 364-Day Facility are also subject to conditions precedent and the payment of certain facility fees.

Certain of the lenders and agents party to the 364-Day Facility, as well as certain of their respective affiliates, have performed, and may in the future perform, for Caterpillar and its subsidiaries, various commercial banking, investment banking, underwriting and other financial advisory services, for which they have received and may in the future receive customary fees and expenses.

The foregoing description is qualified in its entirety by the terms and provisions of the 364-Day Facility, the Local Currency Addendum and Japan Local Currency Addendum which are filed as an exhibit to this report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

d)	Exhibits:

Exhibit No.	Description

10.1	364-Day Facility
10.2	Local Currency Addendum to 364-Day Facility
10.3	Japan Local Currency Addendum to 364-Day Facility

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CATERPILLAR FINANCIAL SERVICES CORPORATION

Date: September 8, 2020	By: /s/ Patricia B. Eastwood
Patricia B. Eastwood
Assistant Secretary

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